Exhibit 99.1

412 Mt. Kemble Ave, Ste 110C Morristown, NJ 07960, USA	+1 973-461-5200 +1-973-605-2942 www.majesco.com

PRESS RELEASE

Majesco Announces Fiscal 2017 First Quarter Financial Results

First Quarter Revenue up 40.5% Year on Year

Adjusted EBITDA Margin Improved to 3.1% over the Previous Quarter

Morristown, NJ – August 2, 2016 - Majesco, a global provider of core insurance software, consulting and services for insurance business transformation, today announced its financial results for the fiscal 2017 first quarter ended June 30, 2016.

“I am pleased with our continued growth momentum demonstrated by the 40.5% increase in revenue over the same quarter last year, which represents the fourth consecutive quarter of revenue growth. As expected, profitability improved sequentially as we scale our business and we delivered positive adjusted EBITDA margins during the quarter,” commented Ketan Mehta, CEO and Co-Founder.

“I am particularly excited by the June 2016 launch of our CloudInsurer platform, which provides an out-of-the-box repeatable, scalable cloud platform for all insurers. Recent industry research has indicated that Cloud is at an inflection point, where more carriers are selecting cloud based or hosted solutions as compared to on-premise solutions. I expect our cloud platform will become an important driver for new deals in the future.”

Financial Highlights

For the first quarter ended June 30, 2016

•	Revenue for the first quarter ended June 30, 2016 increased 40.5% to $32.6 million as compared to $23.2 million in the corresponding quarter of last year. The growth was primarily driven by the addition of the Cover-All business and expanding relationships with our current P&C and L&A customer base.

•	Gross profit was $14.8 million (45.3% of revenue) for the first quarter ended June 30, 2016, compared to $11.1 million (47.7% of revenue) for the quarter ended June 30, 2015. The decrease in gross margin was primarily due to change in revenue mix.

•	Research and development (R&D) expenses were $4.5 million (13.9% of revenue) during the first quarter ended June 30, 2016 as compared to $3.2 million (13.6% of revenue) during the quarter ended June 30, 2015. The increased R&D expense was mainly due to the addition of the Cover-All business and increased investments in P&C and L&A business.

•	SG&A expenses were $10.7 million (32.7% of revenue) during the first quarter ended June 30, 2016 as compared to $7.6 million (32.8% of revenue) for the quarter ended June 30, 2015. The increased SG&A expense for the fiscal 2017 first quarter was mainly due to planned investment in our sales & marketing efforts and the addition of the Cover-All business.

•	Adjusted EBITDA for the first quarter ended June 30, 2016 was $1.0 million (3.1% of revenue) as compared to $1.2 million (5.2% of revenue) for the quarter ended June 30, 2015.

•	Net loss for the first quarter ended June 30, 2016 was $0.6 million, or ($0.02) per share, as compared to net income of $82,000, or $0.00 per share for the quarter ended June 30, 2015.

EBITDA and Adjusted EBITDA are non-GAAP measures. Reconciliation tables of EBITDA and Adjusted EBITDA as used in this press release to GAAP are included in the financial section of this press release.

Balance Sheet

•	Majesco had cash and cash equivalents of $14.9 million at June 30, 2016, compared to $9.3 million at June 30, 2015, and $6.2 million at March 31, 2016.

•	Total debt at June 30, 2016 was $17.7 million, compared to $11.5 million at June 30, 2015, and $13.8 million at March 31, 2016.

•	DSO’s were down to 67 days at June 30, 2016 as compared to 84 days in the previous quarter ended March 31, 2016.

Operating Highlights

•	Majesco expanded its relationship with a number of existing client accounts, including a tier 1 and mid-market insurer highlighting progress with our client centric and cross sale strategy. This included the expanding relationship with Homesite, a tier 1 insurer, to support their broadening product portfolio and geographical presence in the U.S. on Majesco’s Cloud platform with ready to use content, including ISO ERC integrated content, for the commercial line of business, and Colorado Farm Bureau Mutual Insurance Co., a mid-market insurer who will upgrade to Majesco Policy for P&C as its strategic enterprise platform

•	Majesco announced the release of Majesco CloudInsurer, an out-of-the-box repeatable, scalable cloud platform that leverages Majesco’s experience with cloud customers designed to provide a business platform with broad appeal for all insurers from greenfields, new start-ups and incubators to mid-market and tier 1 insurers. In addition, Majesco announced its expanding partnership ecosystem with the additions of iSIGN and eGain, strengthening the portfolio of offerings to clients and the Majesco CloudInsurer business model.

•	The 12-month backlog as on June 30, 2016 was $63.4 million as compared to $71.9 million as on March 31, 2016. The order book for the trailing twelve month period was $152.8 million as compared to $ 156.4 million as at March 31 2016.

Conference Call and Webcast Information

Management of Majesco will conduct a live teleconference to discuss Majesco’s fiscal 2017 first quarter financial results on Tuesday, August 2, 2016 at 4:30 pm ET. Anyone interested in participating should call 877-340-7912 if calling from the U.S., or 719-325-4842 if calling internationally. A replay will be available until August 16, 2016, which can be accessed by calling 877-870-5176 within the U.S. and 858-384-5517 if calling internationally. Please use passcode 9452085 to access the replay.

In addition, the call will be webcast and will be available on the Company’s website at www.majesco.com or by visiting http://public.viavid.com/index.php?id=120500

Use of Non-GAAP Financial Measures

In evaluating our business, we consider and use EBITDA as a supplemental measure of operating performance. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We present EBITDA because we believe it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance. We define Adjusted EBITDA as EBITDA before one-time non-recurring one-time costs related to the merger with Cover-All Technologies and the listing of the Majesco common stock on the NYSE-MKT in connection with the merger and stock-based compensation.

The terms EBITDA and Adjusted EBITDA are not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and are not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and when assessing Majesco’s operating performance, investors should not consider EBITDA or Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA and Adjusted EBITDA do not reflect our actual cash expenditures. Other companies may calculate similar measures differently than Majesco, limiting their usefulness as comparative tools. We compensate for these limitations by relying on U.S. GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

About Majesco

Majesco enables insurance business transformation for approximately 150 global customers by providing technology solutions which include software products, consulting and IT services. Our customers are carriers from the Property and Casualty, Life, Annuity and Group insurance segments worldwide. Majesco delivers proven software solutions and IT services in the core insurance areas such as policy administration, billing, claims, distribution and analytics.

For more information, please visit us on the web at www.majesco.com, or call 1-973-461-5200.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Majesco’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Majesco’s Annual Report on Form 10-K, as amended, for the year ended March 31, 2016.

Important factors that could cause actual results to differ materially from those described in forward-looking statements contained in this press release include, but are not limited to: integration risks; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters; technology development risks; intellectual property rights risks; competition risks; additional scrutiny and increased expenses as a result of being a public company; the financial condition, financing requirements, prospects and cash flow of Majesco; loss of strategic relationships; changes in laws or regulations affecting the insurance industry in particular; restrictions on immigration; the ability and cost of retaining and recruiting key personnel; the ability to attract new clients and retain them and the risk of loss of large customers; continued compliance with evolving laws; customer data and cybersecurity risk; and Majesco’s ability to raise capital to fund future growth.

These forward-looking statements should not be relied upon as predictions of future events and Majesco cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Majesco or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Majesco disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Majesco Contacts:

Corporate Contact	Investor & Media Contact
Ann Massey	SM Berger & Co
SVP-Finance	Andrew Berger
(973) 461-5190	(216) 464-6400
ann.massey@majesco.com	andrew@smberger.com

Majesco and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(All amounts are in thousands of U.S. Dollars except per share data and as stated otherwise)

	Three Months Ended June 30,
	2016	2015
Revenue	$32,554	$23,163
Cost of revenue	17,802	12,107
Gross profit	$14,752	$11,056

Operating expenses
Research and development expenses	$4,528	$3,151
Selling, general and administrative expenses	10,659	7,586
Restructuring expenses	-	228
Total operating expenses	$15,187	$10,965
Income/(Loss) from operations	$(435)	$91
Interest income	8	10
Interest expense	(208)	(55)
Other income (expenses),net	(2)	136
Income/(Loss) before provision for income taxes	$(637)	$182
(Benefit)/Provision for income taxes	(87)	100
Net Income/(Loss)	$(550)	$82

Earnings (Loss) per share:
Basic	$(0.02)	$0.00
Diluted	$(0.02)	$0.00

Weighted average number of common shares outstanding
Basic	36,451,606	30,836,171
Diluted	36,451,606	30,951,441

Majesco and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(All amounts are in thousands of U.S. Dollars except per share data and as stated otherwise)

	June 30, 2016	March 31, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,183	$5,520
Short term investments	673	634
Restricted cash	256	257
Accounts receivables, net	16,333	22,503
Unbilled accounts receivable	7,528	7,379
Deferred income tax assets	2,138	1,847
Prepaid expenses and other current assets	5,751	6,195
Total current assets	46,862	44,335
Property and equipment, net	3,774	3,462
Intangible assets, net	9,975	10,483
Deferred income tax assets	3,633	3,586
Other assets	536	480
Goodwill	32,279	32,275
Total Assets	$97,059	$94,621

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Capital lease obligation	$212	$159
Loan from bank	7,700	6,951
Accounts payable	4,484	3,659
Accrued expenses and other liabilities
Related Parties	-	--
Others	14,490	16,701
Deferred revenue	11,474	11,200
Total current liabilities	38,360	38,670
Capital lease obligation, net of current portion	36	120
Term loan - bank	10,000	6,800
Other	3,629	3,474
Total Liabilities	$52,025	$49,064

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.002 per share – 50,000,000 shares authorized as of June 30, 2016 and 50,000,000 as of March 31, 2016, NIL shares issued and outstanding as of June 30, 2016 and March 31, 2016	-	-
Common stock, par value $0.002 per share – 450,000,000 shares authorized as of June 30, 2016 and 450,000,000 as of March 31, 2016, 36,474,004 shares issued and outstanding as of June 30, 2016 and 36,451,357 as of March 31, 2016	$73	$73
Additional paid-in capital	69,827	69,505
Accumulated deficit	(24,911)	(24,360)
Accumulated other comprehensive income	45	339
Total equity of common stockholder	45,034	45,557
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$97,059	$94,621

Majesco and Subsidiaries

Reconciliation of U.S. GAAP Net Income to EBITDA and Adjusted EBITDA

(Unaudited)

	Three Months Ended June 30,
(U.S. dollars; in thousands):	2016	2015
Net Income (Loss)	$(550)	$82

Add:
Provision (benefit) for income taxes	(87)	100
Depreciation and amortization	1,112	883
Interest expense	208	55

Less:
Interest income	8	10
Other income (expenses), net	(2)	136
EBITDA	$677	$974

Add:
Restructuring costs	-	228
Stock based compensation	322	-
Adjusted EBITDA	$999	$1,202

Revenue	32,554	23,163
Adjusted EBITDA as % of Revenue	3.1%	5.2%

Majesco and Subsidiaries

Reconciliation of Selected U.S. GAAP Measures to Non-U.S. GAAP Measures

(Unaudited)

	Three Months Ended March 31,
(U.S. dollars; in thousands):	2016	2015
Net Income (Loss)	$(550)	$82

Restructuring Costs(1)	-	228
Stock based compensation	$322	$-
Adjusted Net Income (Loss)	$(228)	$310

Adjusted Earnings (Loss) per Common Share:
Basic	$(0.01)	$0.01
Diluted	$(0.01)	$0.01

(1)Costs related to the merger with Cover-All Technologies and the listing of the Majesco common stock on the NYSE-MKT in connection with the merger.